Filed Pursuant to Rule 424(b)(3)

Registration No. 333-160849

PROSPECTUS SUPPLEMENT NO. 3

American Defense Systems, Inc.

5,695,505 Shares
Common Stock

This prospectus supplement no. 3 supplements our prospectus dated August 10, 2009, as supplemented by prospectus supplement no. 1 dated August 14, 2009 and prospectus no. 2 dated August 27, 2009, that relates to the offer and sale of 5,695,505 shares of common stock that may be sold from time to time by the selling stockholders identified in the prospectus. We will not receive any proceeds from the sale of common stock covered by the prospectus.

Our common stock is traded on the NYSE Amex under the symbol EAG. The closing bid price for our common stock on September 21, 2009 was $0.49 per share.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 21, 2009, which is attached below.  This prospectus supplement should be read in conjunction with the prospectus, as supplemented by prospectus supplement no. 1 and prospectus supplement no. 2.

Investing in our securities involves risks. You should consider the risks that we have described in Risk Factors beginning on page 2 of the prospectus before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus, prospectus supplement no. 1, prospectus supplement no. 2, or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 22, 2009.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): September 21, 2009 (September 18, 2009)

American Defense Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-53092	83-0357690
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 DUFFY AVENUE
HICKSVILLE, NY 11801

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code:  (516) 390-5300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           Christopher Brady resigned from the Board of Directors of American Defense Systems, Inc. (“Company”) effective September 18, 2009.  Mr. Brady’s resignation is not the result of any disagreement between Mr. Brady and the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 21, 2009

AMERICAN DEFENSE SYSTEMS, INC.

By:	/s/ Gary Sidorsky
Chief Financial Officer